Exhibit 99.1

NRC Group Reports First Quarter 2019 Financial Results

HOUSTON – May 7, 2019 – NRC Group Holdings Corp. (NYSE American: NRCG) (“NRCG” or the “Company”), a global provider of a wide range of environmental, compliance and waste management services, today reported financial results for the first quarter ended March 31, 2019, and reiterated its financial outlook for 2019.

Fiscal First Quarter 2019 Financial Summary vs. Same Year-Ago Quarter

•	Operating revenue increased 41% to $100.5 million.

•	Net loss was $8.5 million, or $(0.23) per share[1], compared to net loss of $0.4 million, or $(0.02) per share.
•	Adjusted EBITDA[2] was $17.2 million compared to $17.5 million.
•	Free cash flow conversion[3] increased to 91% compared to 74%.

Management Commentary

“In the first quarter we generated strong operating revenue growth with contributions from acquisitions completed in 2018, better than expected performance at our Karnes County waste disposal facility and increased emergency response activity,” said NRCG CEO Chris Swinbank. “Due to seasonality in our Domestic Environmental Services business, the first quarter is typically the lightest quarter of the year for the segment, with the majority of its Adjusted EBITDA generated in the remainder of the year. In the first quarter we also incurred some incremental start-up costs in this business, which we expect to benefit the remainder of the year as the project-based work has since begun.”

Swinbank added, “Adjusted EBITDA margins in the quarter were also impacted by project-mix and public company expenses that were not incurred in the first quarter of 2018. Despite some incremental expenses in the quarter, some of which will benefit the remainder of 2019 we see strong momentum across our businesses and end-markets, and we remain confident in our ability to execute on both our financial objectives for 2019 as well as our long-term growth strategy.”

Swinbank continued, “We remain on track for the opening of the Pecos County and Reagan County waste disposal facilities in the second quarter. These facilities, which we expect to generate strong Adjusted EBITDA margins and have quick payback periods, will expand our footprint in the Permian and Eagle Ford basins, allow us to better serve our customers and grow our market share. Our fourth facility in Andrews County is still in the permitting process and we expect to begin construction on that facility late in 2019 or early in 2020.”

“Within our National Emergency Response program, we signed two additional customers during the quarter, and we are looking at further expansion opportunities for this program, including opening an additional call center in our Houston offices. I am encouraged by the continued success in our waste disposal and National Emergency Response strategic growth plan and, along with the rest of our operations, their ability to drive long-term shareholder value,” Swinbank concluded.

[1]	Excludes dividends from Series A convertible preferred stock.
[2]	Adjusted EBITDA is a non-GAAP financial measure. See below under the heading “Use of non-GAAP Financial Information” and the table for a description of the Company’s use of non-GAAP financial information in this release and a reconciliation of such non-GAAP financial measures to GAAP.
[3]	Free cash flow conversion is defined as Adjusted EBITDA less total capex (excluding one-time waste disposal investments) divided by Adjusted EBITDA.

Recent Developments

On April 26, 2019, the Company closed on the previously announced acquisition of the assets and business of OIT, Inc. (“OIT”), a provider of thermal treatment of non-hazardous petroleum contaminated soils, absorbent pads and sludges, and the treatment of Per- and Polyfluoroalkyl substances (“PFAS”). The asset purchase consisted of an initial cash payment of $6.0 million and includes an additional $2.0 million deferred consideration payable in cash and stock, and up to an additional $5.0 million in earn-out payments over the next three years based on certain financial milestones.

The acquisition of the OIT business further strengthens the Company’s operations in Alaska by providing a differentiated service offering and the opportunity to significantly grow Adjusted EBITDA over the next few years due to the high demand for PFAS treatment. Additionally, the financial contribution from the OIT acquisition was included in the previously communicated outlook for 2019.

On April 26, 2019, the Company signed an additional retainer contract in Mexico within the Standby segment. This brings the total amount of contracts won to seven, a 100% win rate on contracts bid to date. As one of the only global retainer-based, emergency oil response service providers, NRCG believes it is uniquely positioned to continue to grow its presence in the region.

On May 1, 2019, the Company received a commitment from HSBC Bank USA, N.A., to provide an incremental revolving credit commitment of an additional $15.0 million under the Company’s existing credit facility. The commitment is subject to the execution and delivery of definitive credit documents and other customary conditions and, if consummated, would increase the Company’s aggregate revolving credit commitments under its existing credit facility to $60.0 million.

First Quarter 2019 Financial Results

Operating revenue in the first quarter of 2019 increased 41% to $100.5 million compared to $71.2 million in the prior year period. The increase was largely driven by the acquisitions completed in 2018, as well as organic growth across all segments, including better than expected performance at the Karnes County waste disposal facility and increased emergency response activity. Excluding the impact of acquisitions, operating revenue increased 14% in the first quarter of 2019.

Operating expenses, which include cost of revenue (exclusive of depreciation and amortization), in the first quarter of 2019 were $71.3 million compared to $48.4 million in the prior year period. The increase was primarily due to acquisitions completed in 2018, emergency response project mix that required the use of subcontractors which drove increased variable expenses, and initial start-up costs related to Domestic Environmental Services project-based work that has commenced in the second quarter of 2019.

General and administrative expenses in the first quarter of 2019 were $16.9 million compared to $10.4 million in the prior year period. Approximately $4.2 million of this increase was related to the acquisitions completed in 2018, with the remaining increase primarily due to increased public company costs and one-time non-operational charges from prior periods.

Net loss in the first quarter of 2019 was $8.5 million, or $(0.23) per share1, compared to net loss of $0.4 million, or $(0.02) per share, in the prior year period. The decline was primarily the result of higher interest expense, increased depreciation and amortization, and a change in the fair value of contingent consideration related to the Quail Run and Clean Line acquisitions.

Adjusted EBITDA2, a non-GAAP financial measure that is calculated consistent with the Company’s senior credit facility, in the first quarter of 2019 was $17.2 million compared to $17.5 million in the prior year period.

Segment Results

Domestic Standby Services – Domestic Standby Services operating revenue in the first quarter of 2019 increased 16% to $10.4 million compared to $9.0 million in the prior year period. The increase was primarily due to retainer growth and an increase in emergency response activity. Operating profit in the first quarter of 2019 was $4.2 million compared to $4.5 million in the prior year period. The slight decline was due to emergency response project mix which required the utilization of more subcontractors in the first quarter of 2019.

Domestic Environmental Services – Domestic Environmental Services operating revenue in the first quarter of 2019 increased 49% to $60.9 million compared to $40.9 million in the prior year period. The increase was largely due to the acquisition of SWS in May 2018, as well as increased emergency response activity across several regions. Operating profit in the first quarter of 2019 was $2.4 million compared to $2.5 million in the prior year period. The slight decline was largely due to project mix primarily in Alaska and Southern California, as well as initial start-up costs incurred related to project-based work that has commenced in the second quarter of 2019.

International Services – International Services operating revenue in the first quarter of 2019 increased 70% to $8.1 million compared to $4.8 million in the prior year period. The increase was primarily due to the acquisition of Clean Line, as well as increased emergency response operating revenue in Turkey, partially offset by lower operating revenue in the North Sea region. Operating profit in the first quarter of 2019 increased 75% to $1.3 million compared to $0.7 million in the prior year period. The increase was due to the continued focus on higher-margin land-based service offerings.

Sprint – Sprint operating revenue in the first quarter of 2019 increased 27% to $21.1 million compared to $16.6 million in the prior year period. The increase was primarily due to expanded environmental service operations, the acquisition of Quail Run in October 2018, and strong growth at the Karnes County waste disposal facility. Operating profit in the first quarter of 2019 increased 31% to $8.5 million compared to $6.5 million in the prior year period. The increase was due to the higher mix of waste disposal operating revenue.

Balance Sheet

At March 31, 2019, the Company had $17.9 million in cash and equivalents and $361.0 million of total debt (gross of issuance fees) compared to $18.4 million in cash and equivalents and $352.2 million of total debt (gross of issuance fees) at December 31, 2018.

2019 Outlook

The Company is reiterating its previously communicated 2019 financial outlook and continues to expect operating revenue in 2019 to be in the range of $420-$460 million compared to pro forma revenue4 of $389 million in 2018, an increase of 8%-18%, respectively.

Adjusted EBITDA2 in 2019 remains consistent with the previously provided guidance range of $105-$115 million compared to $91 million in 2018, an increase of 15%-26%, respectively.

Capital expenditures in 2019 are still expected to be in the range of $55-$60 million, compared to $25 million incurred in 2018. Approximately 55% of the expected capital expenditures for 2019 are related to initial waste disposal build-outs.

Free cash flow conversion3 in 2019 is still expected to be in the range of approximately 70%-80%.

Conference Call

The Company will hold a conference call today at 5:00 p.m. Eastern time to discuss its first quarter 2019 results.

Date: Tuesday, May 7, 2019

Time: 5:00 p.m. Eastern time (4:00 p.m. Central time)

Toll-free dial-in number: 1-888-317-6016

International dial-in number: 1-412-317-6016

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 1-949-574-3860.

The conference call will be broadcast live and available for replay here and via the investor relations section of the Company’s website at www.ir.nrcg.com.

A replay of the conference call will be available on the same day through May 21, 2019.

Toll-free replay number: 1-877-344-7529

International replay number: 1-412-317-0088

Replay ID: 10131094

About NRCG

NRCG is a global provider of a wide range of environmental, compliance and waste management services. NRCG’s broad range of capabilities and global reach enable it to meet the critical, and often non-discretionary, needs of more than 5,000 customers across diverse end markets to ensure compliance with environmental, health and safety laws and regulations around the world. NRC Group, a wholly owned subsidiary of NRCG, was established in June 2018 through the combination of two businesses, National Response Corporation and Sprint Energy Services, both previously operating separately under the ownership of investment affiliates of J.F. Lehman & Company. For more information, please visit www.nrcg.com. No portion of the website referenced in this paragraph is incorporated by reference into or otherwise deemed to be a part of this news release.

4 Pro forma revenue was calculated as if the acquisitions of each of SWS, Quail Run and Clean Line were consummated on January 1, 2018.

Use of Non-GAAP Financial Information

This release describes historical financial information that includes “Adjusted EBITDA,” and “Free cash flow conversion,” both of which are financial measures that are not calculated in accordance with GAAP and provided only as supplemental information. The Company has presented Adjusted EBITDA because it is substantially the same as the metric called “Consolidated Adjusted EBITDA,” as defined in the Company’s senior credit facility, which is a key component in the determination of its leverage ratios (including its ability to service debt and incur capital expenditures). The Company believes its presentation of Adjusted EBITDA is useful because it provides investors and industry analysts the same information that it uses internally for purposes of assessing its liquidity and core operating performance. The Company provides Free cash flow conversion because it is a useful measure to investors as to the ongoing liquidity of the business after required capital expenditure investments. Adjusted EBITDA and Free cash flow conversion are each a non-GAAP financial measure and should not be considered as an alternative to financial measures prepared in accordance with GAAP such as operating income or net income as measures of operating performance or cash flows or as measures of liquidity. Adjusted EBITDA and Free cash flow conversion are not necessarily calculated the same way as other companies and should not be considered a substitute for or more meaningful than GAAP results, and should be read in conjunction with the GAAP financial information provided in this release.

This release also provides prospective financial information that includes “Adjusted EBITDA,” and “Free cash flow conversion” each a financial measure that is not calculated in accordance with GAAP and provided only as supplemental information. The Company provides prospective Adjusted EBITDA and Free cash flow conversion for the reasons set forth above and provides Free cash flow conversion because it is a useful measure to investors as to the ongoing liquidity of the business after required capital expenditure investments. The Company is not able to provide a reconciliation without unreasonable efforts of its prospective guidance related to these non-GAAP financial measures to their most directly comparable GAAP financial measure due to the unknown effect, timing and potential significance of external and internal business activities that the Company believes are material to the comparable GAAP financial measure. The assumptions and estimates underlying prospective financial information are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial information. See “Forward-Looking Statements” below. Accordingly, there can be no assurance that the prospective results are indicative of the future performance of the Company or that actual results will not differ materially from those described in the prospective financial information, and any reference to prospective financial outlooks in this release should not be regarded as a representation by any person that such results will be achieved.

For a further description of Adjusted EBITDA and explanation of the Company’s use thereof, please see “Reconciliation of Non-GAAP Financial Measure” in the tables that follow.

Forward-Looking Statements

This news release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters.

The statements in this news release that are not historical statements, including statements regarding anticipated timing of landfill operations, capital expenditures, financial capabilities of new landfills, growth opportunities in Mexico, financial outlook and guidance, growth of National Emergency Response program, and operational growth strategy, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on information currently available as well as management’s assumptions and beliefs today. These statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from the results expressed or implied by the statements, and investors should not place undue reliance on them. Risks and uncertainties that could cause actual results to differ materially from such statements include, but are not limited to: (1) the Company may not fully recognize the financial benefits of its permits due to an inability to source adequate volumes or a delay in construction; (2) the occurrence of any event, change or other circumstances that could give rise to the termination of the permits; (3) unexpected costs, charges or expenses related to or resulting from construction or other matters; (4) changes in applicable laws or regulations; (5) increased competition in Mexico and other markets; (6) ability to manage growth of national accounts program and global emergency response program; (7) ability to consummate acquisition on terms that are favorable to the Company, if at all; and (8) the possibility that NRCG may be adversely affected by other economic, business, and/or competitive factors. The Company undertakes no obligation to revise or update publicly any forward-looking statement to reflect future events or circumstances. In addition, actual results are subject to other risks identified in the Company’s prior and future filings with the SEC, available at www.sec.gov.

Contacts:

Gateway Investor Relations

Cody Slach or Jared Filippone, CFA

1-949-574-3860

NRCG@gatewayir.com

NRC GROUP HOLDINGS CORP AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands except share and per share amounts)

	March 31,	December 31,
	2019	2018
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$17,917	$18,365
Receivables:
Trade, net of allowance for doubtful accounts of $1.7 million and $0.6 million, respectively	112,163	102,709
Other	1,138	1,112
Inventory	7,348	7,257
Prepaid expenses and other current assets	5,043	4,692
Total current assets	143,609	134,135

Property and equipment, net	133,288	122,565
Goodwill	51,417	51,417
Intangible assets, net of accumulated amortization of $36.4 million and $34.5 million, respectively	62,750	64,614
Other assets	3,034	3,396
Total assets	$394,098	$376,127

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$36,673	$36,171
Accrued expenses	13,679	10,644
Accrued wages and benefits	4,215	4,858
Contingent consideration	3,317	2,470
Deferred revenue	7,171	1,199
Other current liabilities	1,650	-
Current portion of term loans	3,431	3,431
Current portion of equipment loan	419	737
Borrowings outstanding under revolving credit agreements	20,000	10,000
Accrued dividend on Series A convertible preferred stock	1,838	1,511
Total current liabilities	92,393	71,021

Contingent consideration, net of current portion	5,050	3,846
Term loans, net of current portion and deferred financing costs	329,631	330,104
Equipment loan, net of current portion	69	78
Asset retirement obligation	1,406	1,379
Other long-term liabilities	6,945	1,243
Total liabilities	435,494	407,671

Commitments and contingencies

Shareholders’ Equity (Deficit)
Series A Convertible Preferred Stock, par value $0.0001; 5,000,000 shares authorized; 1,050,000 issued with a liquidation preference of $105,000 as of March 31, 2019 and December 31, 2018.	102,967	102,967
Common stock, par value $0.0001; 200,000,000 shares authorized; 36,902,544 shares issued and outstanding as of March 31, 2019 and December 31, 2018.	4	4
Additional paid in capital	11,246	13,084
Accumulated deficit	(149,522)	(141,062)
Accumulated other comprehensive loss	(6,091)	(6,537)
Total shareholders’ equity (deficit)	(41,396)	(31,544)
Total liabilities and shareholders’ equity	$394,098	$376,127

NRC GROUP HOLDINGS CORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE INCOME (LOSS)

(in thousands except share and per share amounts)

(unaudited)

	Three Months Ended March 31,
	2019	2018

Operating revenue	$100,494	$71,232

Costs and expenses
Operating expenses, including cost of revenue (exclusive of depreciation and amortization)	71,255	48,366
General and administrative expenses	16,893	10,395
Depreciation and amortization	9,012	6,459
Management fees	-	443
Acquisition expenses	447	1,222
Change in fair value of contingent consideration	2,051	-
Other expense, net	1,400	897
Total costs and expenses	101,058	67,782
Operating (loss) income	(564)	3,450

Other income (expenses)
Interest expense	(6,609)	(3,670)
Foreign currency transaction gain (loss)	91	(37)
Other income, net	176	15
Total other expenses, net	(6,342)	(3,692)
Loss before income taxes	(6,906)	(242)
Income tax expense	1,554	119
Net loss	$(8,460)	$(361)

Other comprehensive income (loss), net of tax
Foreign currency translation income	446	705
Total other comprehensive income	446	705
Comprehensive (loss) income	$(8,014)	$344

Net loss	$(8,460)	$(361)
Less dividend on Series A convertible preferred stock	(1,838)	-
Net loss attributable to common shareholders	$(10,298)	$(361)

Net loss per share, basic and diluted	$(0.28)	$(0.02)
Weighted average common shares outstanding, basic and diluted	36,902,544	21,873,680

Dividends declared per Series A convertible preferred share	$1.75	-

Reconciliation of Non-GAAP Financial Measures

Adjusted EBITDA and Free Cash Flow Conversion

This release uses the term “Adjusted EBITDA,” which is not a recognized measure under GAAP. The Company uses Adjusted EBITDA as a supplement to its GAAP results in evaluating certain aspects of its business, as described below. For purposes of this release, the Company defines Adjusted EBITDA as net income (loss) plus (i) depreciation and amortization, (ii) interest expense, net, (iii) provision for income taxes (clauses (i) through (iii) referred to collectively as “EBITDA”), net, (iv) foreign currency translation gain or loss and (v) gain or loss on equipment sales or retirements, adjusted to include certain add-backs permitted by the Credit Agreement, including (i) management fees, (ii) impairment expense of goodwill and intangible assets, (iii) acquisition-related transaction expenses (including due diligence costs, legal, accounting and other advisory fees and costs, retention and severance payments, facility closure costs and financing fees and expenses), (iv) the impact of pre-acquisition revenues, earnings and EBITDA of certain recent acquisitions and certain management estimates relating thereto, (v) normalization adjustments to reflect a run-rate level of EBITDA within NRC Group’s historical financial statements, (vi) non-recurring costs and other non-operating expenses and income, (vii) the impact of certain completed cost savings initiatives at various domestic regions, (viii) the impact of a reduction in force adjustment, (ix) costs relating to the shutdown of certain international operations and (x) certain out-of-period timing adjustments and reclassification of capitalized leases not applicable under the Company’s new senior credit facility dated June 11, 2018 (as amended, the “New Credit Facility”). “Adjusted EBITDA” is substantially the same as the metric called “Consolidated Adjusted EBITDA,” as defined in the Company’s New Credit Facility, which is a key component in the determination of the Company’ leverage ratios (including its ability to service debt and incur capital expenditures).

The Company’s method of computing Adjusted EBITDA is substantially consistent with that used for debt covenant calculation purposes under the New Credit Facility and also is routinely reviewed by management for that purpose. For example, under the New Credit Facility if as of the last day of any fiscal quarter the sum of the aggregate outstanding principal amount of all revolving loans plus the aggregate amount of letters of credit obligations (excluding letters of credit to the extent cash collateralized and undrawn letters of credit in an aggregate amount not to exceed $15 million) plus the aggregate outstanding principal amount of all swingline loans exceeds 30% of the revolving credit limit then in effect, NRC Group is required to maintain a consolidated total net leverage ratio, calculated in accordance with the New Credit Facility, or equal to or less than 5.45:1.00. The total net leverage ratio is the ratio of consolidated total net debt (as defined in the New Credit Facility) to Consolidated Adjusted EBITDA (as defined in the New Credit Facility). This covenant is not currently in effect.

The Company believes its presentation of Adjusted EBITDA is useful because it provides investors and industry analysts the same information that it uses internally for purposes of assessing its liquidity and core operating performance. However, Adjusted EBITDA is not a substitute for, or more meaningful than, net income (loss), cash flows from operating activities, operating income or any other measure prescribed by GAAP, and there are limitations to using non-GAAP measures such as Adjusted EBITDA. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital, tax structure and the historic costs of depreciable assets. Additionally, certain items excluded from Adjusted EBITDA are also significant components in understanding and assessing the Company’s liquidity, such as interest payments, payments made for transaction expenses and extraordinary items and management fees. Also, other companies in the Company’s industry may define Adjusted EBITDA differently than it does, and as a result, it may be difficult to use Adjusted EBITDA or similarly named non-GAAP measures that other companies may use to compare the liquidity or performance of those companies to NRC Group’s liquidity or performance. Because of these limitations, Adjusted EBITDA should not be considered as a measure of the income generated by the Company’s business or cash flow available to it to invest in the growth of its business. The Company’s management compensates for these limitations by relying primarily on GAAP results and using Adjusted EBITDA supplementally.

The release also uses the term “Free cash flow conversion,” which is not a recognized measure under GAAP. The Company uses Free cash flow conversion as a supplement to its GAAP results because it believes it is useful to show investors the ongoing liquidity of the business after required capital expenditure investments. For purposes of this release, the Company defines Free cash flow conversion as Adjusted EBITDA less total capex (excluding one-time waste-disposal investments) divided by Adjusted EBITDA. Free cash flow conversion is not a substitute for, or more meaningful than, its comparable GAAP measure, and there are limitations to using non-GAAP measures such as Free cash flow conversion.

A reconciliation of net cash provided by operating activities to net income (loss) to Adjusted EBITDA and
Free cash flow conversion for the periods indicated is as follows:

	For the Quarter Ended March 31,
($ thousands)	2019	2018

Net cash used in provided by operating activities	(803)	6,307
Depreciation of property and equipment	(7,148)	(4,906)
Amortization of intangible assets	(1,864)	(1,540)
Accretion of asset retirement obligation	(27)	(13)
Amortization of deferred financing costs	(436)	(283)
Bad debt expense	(1,264)	(125)
Change in fair value of contingent consideration	(2,051)	-
Deferred income tax provision	-	(23)
Realized loss (gain) from equipment sales or retirements	324	-
Changes in operating assets and liabilities, net of acquisition:	4,809	222

Net income (loss) [1]	(8,460)	(361)

Total income tax expense (benefit)	1,554	119
Interest income		-
Interest expense	6,609	3,670
Foreign currency transaction gain (loss)	(91)	37
Change in fair value of contingent consideration	2,051	-
Other expense, net	809	(22)
Depreciation and amortization	9,012	6,459
Management fees	-	250
Acquisition Transaction expenses	447	1,222
Transition expenses and extraordinary items [2]	349	904
Pre-NRC EBITDA contribution [3]	-	(327)
Restructuring and Large Event Adjustments [4]	185	809
Estimated SWS Acquisition Synergies [5]	838	961
Expenses not in the normal course of business [6]	231	355
Reorganization Adjustments [7]	907	1,694
Reclassification items [8]	2,745	1,698
Total Adjustments	25,646	17,829

Adjusted EBITDA, per Credit Agreement	$17,186	$17,468

Pro Forma Capital Expenditures
Total Capex	6,287	4,732
Less: One-time Waste Disposal Investment	(4,663)	(150)
Adj. Capex	1,624	4,582

Adj. EBITDA less Adj. Capex	15,562	12,886
Free Cash Flow Conversion	91%	74%

Footnotes

1 GAAP net income.

2 Consists of one-time set-up costs for growth opportunities in Mexico, senior management placement fees, as well as expenses related to add-on acquisitions such as severance, one-time legal, rebranding, and closure costs.

3 Stub period Reported EBITDA of certain NRC acquisitions prior to NRC acquisition.

4 NRC normalized results from SoCal and New England regions, which underwent material reorganization starting in April 2017. These adjustments are evidenced by increased performance in Q1 2018 vs. Q1 2017. This also includes the savings from terminating SWS corporate employees as well as the remaining financial results associated with the closed SWS service centers. Sprint normalized results consist of the impact of Hurricane Harvey-related closure of the Karnes Facility and temporarily low margins during the start-up phase of the Pecos facility.

5 Consists of identified hard cost savings from planned headcount reductions, insurance savings and purchasing efficiencies from integration the SWS acquisition. Actions have taken or are currently taking place.

6 NRC includes identified one-time, non-recurring expenses including severance, consulting, lawsuit settlement and other expenses not anticipated to occur in future periods. Sprint consists of extraordinary, non-recurring items including ad-back of landfill rental equipment that has been purchased and start-up costs for a new yard.

7 NRC consists of savings realized from cost reduction initiatives completed in the PNW, NoCal and East regions, including headcount reductions and procurement along with a reduction-in-force completed in April 2018 and Sept 2018. Sprint consists of the impact of price increases implemented by Sprint since late 2017 at the Karnes Facility as well as the removal of non-recurring operating costs associated with the disposal pit.

8 Consists of out-of-period timing adjustments and reclassification of capitalized leases stemming from the PCAOB audit which are not applicable under the Credit Agreement.